Exhibit 99.1

RealNetworks Announces Preliminary Revenue and Impairment Charges
For the Fourth Quarter of 2008

SEATTLE (Feb. 3, 2009) – RealNetworks, Inc. (Nasdaq: RNWK) today announced that it expects to report revenue of $151 million to $153 million for the fourth quarter of 2008, which is in line with the company’s guidance provided on Oct. 29, 2008. The company will release its fourth quarter earnings after the market closes on February 12, 2009, and will hold a conference call for analysts and investors at 2 p.m. PT on that day.

The company also will report several charges, which it expects will total $227 million to $249 million in the fourth quarter. Of these charges, only $4 million to $5 million is expected to result in a use of cash in future quarters. The charges include:

•	A non-cash charge of $185 million to $200 million to reflect the impairment of goodwill and acquired intangible assets.

•	Restructuring charges of approximately $6 million to reflect a reduction in force in the fourth quarter and the write-off of the capitalized transaction-related costs associated with the company’s plan to separate its games business from the parent company. While Real still intends to create a separate games company, there is no visibility as to when conditions will support separation. As a result, the company has postponed work with outside advisors, has stopped external spending on the transaction and will write off the capitalized costs in the fourth quarter.

•	A charge of approximately $20 million to write off certain deferred project costs and pre-paid royalties, which will result in a reduction to fourth quarter gross margins.

•	A non-cash charge of $16 million to $23 million to reflect an increase in the valuation allowance for deferred tax assets, net of the tax benefit related to the above mentioned items.

In addition, the accounting for the quarterly gain on the 2007 sale of 49% of Rhapsody America will not be reflected in the income statement in the fourth quarter due to declines in market valuations and, therefore, a decline in the assumed valuation of the Rhapsody America venture. In prior periods, the gain was reflected in the income statement as a “gain on sale of interest in Rhapsody America,” but in the fourth quarter, an approximate $7 million gain will be recorded directly to shareholders’ equity. Although the accounting has changed, the economic effect of the transaction on the company remains the same. As previously reported, due to a change in the accounting rules relating to minority interests, the company expected to end recording the amount in the income statement and instead to start recording it in shareholders’ equity beginning in the first quarter of 2009.

RealNetworks ended 2008 with approximately $370 million in cash and cash equivalents.

Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to Real’s current expectations of operating results for the fourth quarter of 2008, impairment charges to be taken in the fourth quarter of 2008, future operating results and plans for the separation of the games business. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: completion of the accounting and the audit of 2008 financial results and risks associated with the ability to complete the previously announced casual games transactions and their impact on the games business and Real’s remaining businesses. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission. The preparation of our financial statements and forward-looking financial guidance requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenues and expenses during the reported period. The Company assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

RealNetworks, Rhapsody, RealPlayer and RealArcade are trademarks or registered trademarks of RealNetworks, Inc. or its subsidiaries. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

About Real Networks

RealNetworks, Inc. delivers digital entertainment services to consumers via PC, portable music player, home entertainment system and mobile phone. Real created the streaming media category in 1995 and has continued to lead the market with pioneering products and services, including: RealPlayer®, the first mainstream media player to enable one-click downloading and recording of Internet video; the award-winning Rhapsody® digital music service, which delivers more than 1 billion songs per year; RealArcade®, one of the largest casual games destinations on the Web; and a variety of mobile entertainment services, such as ringback tones, offered to consumers through leading wireless carriers around the world. RealNetworks’ corporate information is located at http://investor.realnetworks.com.

Webcast Details
Investors are invited to join the live Webcast at 2 p.m. PT on February 12, featuring slides and audio. The Webcast will be available at: http://investor.realnetworks.com.

Webcast participants will need RealPlayer® to hear and view the webcast, which can be downloaded at www.real.com.

The on-demand Webcast will be available approximately two hours following the conclusion of the live Webcast.

Conference Call Details
Time: 5:00 pm (Eastern) / 2:00 pm (Pacific)
Dial In: 800-857-5305
Domestic 773-681-5857
Passcode: Fourth Quarter Earnings
Leader: Rob Glaser

Telephonic replay will be available until 8:00 pm (Eastern), February 26, 2009.
Dial In: 800-819-5743
Domestic: 203-369-3828

For More Information:
Marj Charlier, RealNetworks, 206-892-6718 or mcharlier@real.com;
Elizabeth Pheasant, RealNetworks, 206-674-2330 or epheasant@real.com